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Contact:
Robert C. Turnham, Jr., President David R. Looney, Chief Financial Officer	Traded: NYSE (GDP)
FOR IMMEDIATE RELEASE
Goodrich Petroleum announces initial purchasers have exercised their option to purchase an additional $50 million of 3.25% Convertible Senior Notes
Houston, Texas — December 8, 2006 Goodrich Petroleum Corporation (NYSE: GDP) announced that the initial purchasers of its offering of $125 million of convertible senior notes due 2026, which was closed on December 6, 2006, have exercised in full their option to purchase an additional $50 million of the notes. The issuance of the additional notes closed on December 8, 2006. The convertible senior notes are being reoffered to qualified institutional buyers eligible under Rule 144A of the Securities Act. As previously reported, Goodrich intends to use the remainder of the net proceeds of the offering to repay indebtedness outstanding under its bank revolving credit facility.
     The convertible senior notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.